Exhibit 99.1

Xenith Bankshares, Inc. Reports Net Income of $4.4 Million for 2011 and

$215 Thousand for the 4th Quarter

Bank Posts Strong Growth and Solid Asset Quality For The Year

RICHMOND, VA, March 14, 2012 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced results for 2011. For the full year, the Company reported net income of $4.45 million, or $0.48 per share, compared to a net loss of $5.92 million, or ($1.01) per share, for 2010. Net income for the year includes a pre-tax bargain purchase gain of $8.7 million resulting from the acquisition of Virginia Business Bank. Xenith also announced net income of $0.2 million, or $0.02 per share, for the fourth quarter of 2011, compared to a fourth quarter 2010 loss of $0.9 million, or ($0.16) per share.

2011 Highlights

•	Net interest income increased 89%, while total noninterest expense increased by 29% over 2010

•	Net interest margin increased to 4.94%, up from 4.39% in 2010

•	Net loan growth of $170 million, or 113% increase over year ended 2010

•	Total deposit growth of $200 million, or 114% increase over year ended 2010

•	Two acquisitions which added approximately $86 million in performing loans and $154 million in deposits

•	Total assets grew $226 million, a 90% increase over year ended 2010

•	Total shareholders’ equity increased $31.5 million, an increase of 65% over year ended 2010

•	Asset quality remained strong with annual charge-offs as a percentage of total average loans of 0.58%

4th Quarter Highlights

•	Net Interest Income increased $3.1 million, or 118%, over the fourth quarter of 2010

•	Net interest margin increased 40 basis points to 5.18% from 4.78% in the fourth quarter of 2010

•	Noninterest expense increased $1.9 million, or 64%, over the fourth quarter of 2010

“Xenith made significant operational and performance strides during 2011,” said T. Gaylon Layfield, III, President and Chief Executive Officer. “We completed two acquisitions that elevated our market position, we bolstered an already strong capital position, we strengthened and expanded our staff capabilities, and we realized solid and measureable improvement in our financial performance. Our ability to grow our revenue well in excess of our core expenses in 2011 created value for our bank and demonstrated progress in meeting our goal of generating sustained profitability. Excluding what we purchased in our two acquisitions, core organic loan growth was 38% and core deposit growth was 26% for 2011. With a strong capital position, solid asset quality and a seasoned management team, Xenith is well positioned to respond to appropriate growth opportunities.”

For the year ended December 31, 2011, interest income was $18.9 million, up 76% from $10.8 million in 2010. Interest expense was $2.6 million in 2011, up 22% from $2.2 million in 2010. For the year ended December 31, 2011, net interest income was $16.2 million compared to $8.6 million for the year ended December 31, 2010. Increased net interest income was primarily due to a $133.5 million increase in total average interest-earning assets and a $102.9 million increase in total average interest-bearing liabilities.

Net interest margin for the year ended December 31, 2011 increased 55 basis points to 4.94%, up from 4.39% for the year ended December 31, 2010. Xenith’s yield on average total interest-earning assets was 5.74% for year ended December 31, 2011, up 24 basis points from 5.50% for the year ended December 31, 2010. Xenith’s cost on average total interest-bearing liabilities was 1.03%, down 37 basis points from 1.40% for the year ended December 31, 2010. Also contributing to higher net interest income was the accretion of fair value adjustments related to acquired loans and deposits.

Noninterest expense in 2011 was $16.7 million, an increase of $3.7 million, or 29%, compared to the prior year. The increase was primarily a result of Xenith’s acquisition of the Richmond branch of Paragon Commercial Bank and the subsequent hiring of the Paragon branch employees. The increase also reflected increased staffing costs and expenses related to managing the loan portfolio that was acquired in the Virginia Business Bank transaction. Other factors affecting noninterest expense included increased technology costs and professional fees related to the Paragon and VBB transactions.

2011 Acquisition Activity

Xenith completed two transactions during the third quarter of 2011. The company acquired the Richmond branch of Paragon Commercial Bank, and acquired substantially all of the assets and liabilities of Virginia Business Bank in an agreement with the Federal Deposit Insurance Corporation (FDIC). The Paragon acquisition added $56.5 million of performing loans, and Xenith assumed $76.6 million of deposits. The Virginia Business Bank transaction added $56.9 million in loans, and Xenith assumed $77.5 million in deposits. The Virginia Business Bank acquisition resulted in a pre-tax bargain purchase gain of $8.7 million. Xenith has no loss sharing arrangement agreement with the FDIC.

Strong Capital Position

In April, 2011, Xenith completed the issuance and sale of 4,000,000 shares of common stock at a public offering price of $4.25 per share pursuant to an effective registration statement filed with the Securities and Exchange Commission. Xenith also completed the issuance and sale of an additional 600,000 shares of common stock in connection with the over-allotment option granted to the underwriters of the offering. Net proceeds, after the underwriters’ discount and expenses, were $17.7 million.

In September, 2011, Xenith also received a capital investment of $8.4 million from the U. S. Department of the Treasury, through the Small Business Lending Fund (SBLF), in return for a newly-authorized class of preferred stock. The SBLF was established under the Small Business Jobs Act of 2010, which was created to encourage lending to small businesses by providing additional capital to qualified banks at favorable dividend rates. Xenith’s initial dividend rate in 2011 was 1%.

At December 31, 2011, Xenith had a Tier 1 leverage ratio of 13.42%, Tier 1 risk-based capital ratio of 17.86%, and a total risk-based capital ratio of 19.08%. Under current regulatory standards, the Bank is considered well-capitalized.

Company Adds Seasoned Director

The Company announced on February 2, 2012, that the Board had elected Michael A. Mancusi to serve as a Director of Xenith Bankshares and Xenith Bank. Mr. Mancusi is a Managing Director in the Forensic and Litigation Consulting practice of FTI Consulting LLC, a global business advisory firm with offices in Washington, D.C., that provides consulting solutions to a wide range of industries, including banking and financial services companies. He is a seasoned banking professional with significant experience as a financial services industry consultant and extensive experience as a bank regulator who immediately provides added depth to the Boards.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of December 31, 2011, the Company had total assets of $477.5 million and total deposits of $375 million. Xenith Bank’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS”.

For more information about Xenith Bankshares and Xenith Bank, visit our website:

https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

Selected Financial Tables Follow-

XENITH BANKSHARES, INC.

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

	As of December 31,
($ in thousands)	2011	2010
Total assets	$477,465	$251,201
Total cash and cash equivalents	55,795	12,201
Securities available for sale at fair value	68,466	58,890
Loans, net of allowance for loan and lease losses, 2011 - $4,280; 2010 -$1,766	321,859	151,380
Deposits	375,007	175,139
Federal funds purchased and borrowed funds	20,000	25,000
Total shareholders’ equity	80,304	48,788

STATEMENTS OF OPERATIONS DATA

	(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
($ in thousands, except per share data)	2011	2010	2011	2010
Total interest income (1)	$6,635	$3,217	$18,891	$10,760
Total interest expense (2)	849	562	2,646	2,166

Net interest income	5,786	2,655	16,245	8,594
Provision for loan and lease losses	905	740	4,005	1,990

Net interest income after provision for loan and lease losses	4,881	1,915	12,240	6,604
Total non-interest income	220	123	8,995	483
Total non-interest expense	4,869	2,962	16,713	13,003

Income (loss) before income tax	232	(924)	4,522	(5,916)
Income tax expense	17	—	75	—

Net Income (loss)	215	(924)	4,447	(5,916)
Earnings (loss) per common share (basic and diluted)	$0.02	$(0.16)	$0.48	$(1.01)

(1)	Includes accretion of fair value adjustments of $1,492 thousand and $650 thousand, respectively, for the three-month periods ended December 31, 2011 and 2010. Includes accretion of fair value adjustments of $3,569 thousand and $1,646 thousand, respectively, for the years ended December 31, 2011 and 2010.

(2)	Includes accretion of fair value adjustments of $242 thousand and $270 thousand, respectively, for the three-month periods ended December 31, 2011 and 2010. Includes accretion of fair value adjustments of $1,052 thousand and $1,080 thousand, respectively, for the years ended December 31, 2011 and 2010.

SELECTED FINANCIAL RATIOS

PERFORMANCE RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net interest margin (1)	5.18%	4.78%	4.94%	4.39%

(1)	Net interest margin is the percentage of net interest income to average interest-earning assets.

ASSET QUALITY RATIOS

	As of December 31,
	2011	2010
Non-performing assets as a percent of total loans	2.05%	2.82%
Non-performing assets as a percent of total assets	1.40%	1.72%
Net charge-offs as a percentage of average loans	0.58%	0.18%
Allowance for loan and lease losses as a percentage of total loans (1)	1.31%	1.15%
Allowance for loan and lease losses to nonaccrual loans (1)	72.73%	62.16%

(1)	Excludes fair value adjustments of $14.0 million as of December 31, 2011 and $3.8 million as of December 31, 2010.

CAPITAL RATIOS

	For the Years Ended December 31,		Regulatory Minimum	Well- Capitalized
	2011	2010
Tier 1 leverage ratio	13.42%	14.78%	4.00%	> 5.0%
Tier 1 risk-based capital ratio	17.86%	20.33%	4.00%	> 6.0%
Total risk-based capital ratio	19.08%	21.38%	8.00%	>10.0%